                                                                 Exhibit (3)(ii)

                         BY-LAWS OF THE UPJOHN COMPANY
                             A Delaware Corporation
                          As amended December 20, 1994

                               Article I - Stock

     1. Transfers of stock shall be made only upon the books of the Company, and before a new certificate is issued the old certificate must be surrendered for cancellation. The Board of Directors shall fix in advance a date not less than ten (10) nor more than sixty (60) days preceding the date of any meeting of shareholders, and a date not less than fifteen (15) nor more than thirty
(30) days preceding the date for payment of any dividend, as the record dates respectively for the determination of the shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend, and only such shareholders of record on the dates so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend, notwithstanding any transfer of any stock on the books of the Company or otherwise after any such record date fixed as aforesaid.

                           Article II - Stockholders

     1. The Annual Meeting of the Stockholders of this Company shall be held on the third Tuesday in April of each year, if not a legal holiday, but if a legal holiday, then on the day following, or on such other date as shall be set forth in the Notice of Annual Meeting approved by the Board of Directors and provided to stockholders.

     2. Annual and Special meetings of the stockholders may be held at such place as may be designated in the County of Kalamazoo.

     3. Notice of Meetings, written or printed, for every regular or special meeting of the stockholders, shall be prepared and mailed to the last known post office address of each stockholder not less than ten days before any such meeting, and if for a special meeting, such notice shall state the object or objects thereof.

     4. A quorum at any meeting of the stockholders shall consist of three persons representing in person or by proxy not less than a majority of the voting stock of the Company.

     5. All elections and all other questions shall be decided by a plurality of the voting stock represented at the meeting, except as otherwise provided by statute or the Certificate of Incorporation. The Election of Directors shall be held at the annual meeting of stockholders and shall, after the first election, be conducted by two inspectors of election appointed by the President for that purpose. The election shall be by ballot.

     6. The Order of Business at the Annual Meeting, and, as far as possible, at all other meetings of the stockholders, shall be:

         1. Proof of due notice of Meeting and establishment of presence of a quorum

         2.  Reading and disposal of any unapproved Minutes

         3.  Reports of Officers and Committees

         4.  Election of Directors

         5.  Unfinished Business

         6.  New Business

         7.  Adjournment

                            Article III - Directors

     1. The business and property of the Company shall be managed by a Board of not less than three nor more than sixteen Directors, with the number fixed from time to time by resolution of the Board. Any vacancies on the Board and any newly created directorships resulting from any increase in the number of Directors shall be filled for the unexpired term solely by the affirmative vote of a majority of the Directors then in office, even though less than a quorum. No decrease in the number of Directors shall shorten the term of any incumbent Director. Directors may receive compensation, if any, for their services in such amount and under such conditions as the Board may from time to time determine.

     2. The Regular Meetings of the Board shall be held without further notice in the principal office of the Company in Kalamazoo County on the third Tuesday of each month, except January, June and August, if not a legal holiday, but if a legal holiday, then on the day following. A regular meeting shall be held each year immediately after the Annual Meeting of the stockholders.

     3. Special Meetings of the Board may be called at any time by the Chairman of the Board, the Vice Chairman of the Board, the President, or a majority of the Board, or may be held at any time and place, without notice, by unanimous written consent of all the members or the presence of all members at such a meeting.

     4. Notices of Special Meetings shall be given by the Secretary to each member of the Board not less than 24 hours before such meeting, and need not state the purpose thereof. Such notice may be given by any usual means of communication, including but not limited to mail, telephone (subsequently confirmed in writing), telex, telecopy or any other means of telecommunications.

     5. A majority of the Directors then in office shall constitute a quorum at any meeting of the Board except upon questions relating to the removal of an officer. A majority of the members present shall decide any questions that come before the meeting, except that the removal of an officer shall require the affirmative vote of a majority of the entire Board.

     6. Officers of the Company shall be elected by ballot by the Board at its first meeting after the election of directors each year. An officer may be removed at any time by a majority vote of all the directors on due cause shown at any meeting of the Board, provided that no such removal can be made at such meeting unless the notice thereof specifies such removal as one of the matters which will be brought up for consideration at said meeting. If any office becomes vacant or a new office is created during the year, the Board shall fill the same for the unexpired term. The Board shall have the power to engage such employees as it desires, and to fix the compensation of the officers and employees of the Company, or it may delegate these powers to individuals if it desires.

7. The order of business at any regular or special meeting of the Board of Directors shall be:

         1.  Reading and disposal of any unapproved Minutes

         2.  Reports of Officers and Committees

         3.  Election of Officers (when applicable)

         4.  Unfinished Business

         5.  New Business

         6.  Adjournment

                             Article IV - Officers

     1. The officers of the Company shall be a Chairman of the Board, a Vice Chairman of the Board, a President, one or more Vice Presidents, a Treasurer and a Secretary. The Board may also designate Assistant Secretaries and Assistant Treasurers. The Chairman of the Board, the Vice Chairman of the Board and the President shall be directors. No other officers need to be directors. The number of Vice Presidents shall be determined by the Board.
The officers shall be elected annually, and shall hold office until their successors are elected and qualify. The Board shall designate one of the foregoing as the chief executive officer and may confer upon him an appropriate title.

     2. Each officer shall perform the duties and exercise the powers usually incident to his office and such other duties as may be assigned to him by the Board.

                       Article V - Dividends and Finance

     1. Dividends shall be declared only from the surplus profits at such times as the Board shall direct, and no dividend shall be declared that will impair the capital of the Company.

     2. The Moneys of the Company shall be deposited in the name of the Company in such bank or banks as the Board shall designate, and shall be drawn out only by check signed by such person or persons as the Board may designate.

                               Article VI - Seal

     1. The Corporate Seal of the Company shall consist of two concentric circles, between which shall be the name of the Company, and in the center of which shall be inscribed the words, "Corporate Seal Delaware" and such seal, as impressed on the margin hereof, is hereby adopted as the Corporate Seal of the Company.

                            Article VII - Amendments

     1. These By-Laws may be amended, repealed or altered, in whole or in part, by a majority vote of the entire outstanding stock of the Company, at any regular meeting of the stockholders, or at any special meeting where such action has been announced in the call and notice of such meeting.

     2. The Board of Directors may amend the By-Laws but shall not repeal any By-Laws made by the stockholders of this Company.